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                                                                EXHIBIT 10.5(B)

                                  CLARCOR INC.

                                   RESOLUTIONS
                                     OF THE
                               BOARD OF DIRECTORS
                        AMENDING THE 1994 INCENTIVE PLAN

        Pursuant to Article IX, Section 2 of the Company's 1994 Incentive Plan (the "Plan"), the Board of Directors of CLARCOR Inc. adopted and approved the following amendments to the Plan.

        RESOLVED, that on September 20, 1999, Article II, Section 3a of the Plan be amended to read in its entirety as follows:

                  "(a) Retirement. Subject to paragraph (e) below and unless otherwise determined by the Committee, if the employment by the Company of the holder of an option or SAR terminates by reason of retirement on or after age 65 (or prior to such age with the consent of the Committee), each option and SAR held by such holder shall become fully exercisable and may thereafter by exercised by such holder (or such holders guardian, legal representative or similar person) for a period specified at any time or from time to time by the Committee prior to the date on which such retirement begins; provided that such period shall not extend beyond the expiration date of the term of such option or SAR specified in the Agreement relating thereto."

        RESOLVED, that on December 20, 1999, Article IX, Section 5 Tax Withholding be, and it is hereby amended by the deletion therefrom of the sentence reading "An Agreement may provide for shares of Common Stock to be delivered or withheld having an aggregate Fair Market Value in excess of the minimum amount required to be withheld, but not in excess of the amount determined by applying the holder's maximum marginal tax rate." and substituting therefor the following sentence: "Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate."

        RESOLVED, FURTHER, that Article II, Section 1(c) Method of Exercise, shall be amended by deleting clause (C) therefrom so that such provision reads in its entirety as follows:

                  "(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares



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                  of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Committee's satisfaction) either (A) in cash, (B) in previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to delivery of such shares and for which the optionee has good title free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to such option by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent determined by the Committee at the time of grant of the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are canceled by reason of the exercise of the option and
                  (iii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B) through (D) above. No shares of Common Stock shall be issued until the full purchase price has been paid."

        RESOLVED, FURTHER, that Article II, Section 3(c) Other Termination shall be amended to read in its entirety as follows:

                  "(c) Other Termination. Subject to paragraph (e) below and unless otherwise determined by the Committee at the time of grant of an option or SAR, as the case may be, if the employment by the Company of the holder of an option or SAR terminates for any reason other than retirement on or after age 65 (or prior to such age with the consent of the Committee), Disability or death, each option and SAR held by such holder shall terminate 90 days (or such shorter period as may be determined by the Committee) after the date of such termination of employment or upon the expiration of the term of such option or SAR, whichever period is shorter. Such option or SAR shall be exercisable only to the extent such option or SAR was exercisable the date of such holder's termination of employment."